                                                                      EXHIBIT 12


                        Computation of Ratio of Earnings
                                to Fixed Charges
                                   (Unaudited)
                          (in thousands, except ratios)

                                                               Historical                                       Pro Forma
                                    ------------------------------------------------------------------  ---------------------------
                                                                                             Nine                         Nine
                                                                                         months ended    Year ended   months ended
                                                  For the year ended December 31,        September 30,  December 31,  September 30,
                                    ---------------------------------------------------  -------------  ------------  -------------
                                      1997       1998       1999       2000      2001         2002          2001          2002
                                    --------   --------   --------   --------  --------  -------------  ------------  -------------

Net income (loss) before taxes       (10,354)   (49,361)    (3,126)    67,260    78,458       (23,461)       195,969       (27,504)
Interest expense                       5,635      8,323      9,207      9,731    13,196        23,891         57,154        41,287
                                    --------   --------   --------   --------  --------    ----------     ----------    ----------
            Earnings                  (4,719)   (41,038)     6,081     76,991    91,654           430        253,123        13,783
                                    ========   ========   ========   ========  ========    ==========     ==========    ==========

Interest Expense                       5,635      8,323      9,207      9,731    13,196        23,891         57,154        41,287
                                    --------   --------   --------   --------
            Fixed Charges              5,635      8,323      9,207      9,731    13,196        23,891         57,154        41,287
                                    ========   ========   ========   ========  ========    ==========     ==========    ==========
Ratio of earnings to fixed charges        (1)        (1)        (1)      7.91      6.95            (1)          4.43            (2)
                                    ========   ========   ========   ========  ========    ==========     ==========    ==========

(1) Earnings were insufficient to cover fixed charges by $10,354,000, $49,361,000, and $3,126,000 for the historical years ended December 31, 1997, 1998, 1999 and $23,461,000 for the historical nine months ended September 30, 2002 respectively.

(2) Earnings were insufficient to cover fixed charges by $27,504,000 for the pro forma nine months ended September 30, 2002.